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                                                                         ANNEX A

                                          August 15, 1999

Board of Directors
Nielsen Media Research, Inc.
299 Park Avenue
New York, NY 10171

Members of the Board:

We understand that Nielsen Media Research, Inc. ("Target" or the "Company"), VNU USA, Inc. ("Buyer") and Niner Acquisition, Inc., a wholly owned subsidiary of Buyer ("Acquisition Sub"), propose to enter into the Agreement and Plan of Merger dated as of August 15, 1999 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Target for $37.75 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into Target. Pursuant to the Merger, Target will become a wholly owned subsidiary of Buyer and each outstanding share of Common Stock, other than shares held in treasury or held by Buyer or any subsidiary of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $37.75 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Tender Offer and the Merger, as provided in the Merger Agreement, is fair from a financial point of view to such holders.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

   (iii) analyzed certain financial forecasts prepared by the management of the Company;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (v) reviewed the reported prices and trading activity for the Common Stock;

    (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

   (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (viii) participated in discussions and negotiations among representatives of the Company, Buyer and their financial and legal advisors;

    (ix) reviewed the Merger Agreement and certain related documents;

    (x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available

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estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Tender Offer and Merger will be consummated, in all material respects, in accordance with the terms of the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company, except that this opinion may be included in its entirety in any filing made in respect of the Tender Offer or the Merger with the Securities and Exchange Commission and delivered to shareholders. This letter does not constitute a recommendation to any shareholder as to how such shareholder should respond to the Tender Offer.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Tender Offer and the Merger as provided in the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED
                                          By: /s/ Stuart J. Epstein
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                                             Stuart J. Epstein

                                             Managing Director

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